Exhibit 5.1

Squire Patton Boggs (US) LLP 201 E. Fourth St., Suite 1900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

December 17, 2024

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Re: $500,000,000 4.833% Fixed Rate/Floating Rate Senior Medium-Term Notes, Series A, due January 16, 2029 (the “2029 Notes”) and $1,000,000,000 5.385% Fixed Rate/Floating Rate Senior Medium-Term Notes, Series A, due January 16, 2036 (the “2036 Notes, and together with the 2029 Notes, the “Notes”)

Ladies and Gentlemen:

We have acted as counsel to M&T Bank Corporation, a New York corporation (the “Company”), in connection with the automatic shelf registration statement on Form S-3ASR (File No. 333-274646) (the “Registration Statement”) filed by the Company on September 22, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and the issuance and sale of the Notes pursuant to the Pricing Supplement dated December 10, 2024, relating to the 2029 Notes, as filed with the Commission on December 12, 2024 (the “2029 Pricing Supplement”) and the Pricing Supplement, dated December 10, 2024, relating to the 2036 Notes, as filed with the Commission on December 12, 2024 (the “2036 Pricing Supplement”, and together with the 2029 Pricing Supplement, the “Pricing Supplements”). The Notes are being issued in accordance with the Pricing Supplements, the Officers’ Certificate, dated as of September 22, 2023 (the “Officers’ Certificate”), the Indenture, dated as of May 24, 2007, as supplemented by the Third Supplemental Indenture, dated as of August 16, 2022 (as supplemented, the “Indenture”), between the Company and The Bank of New York (now known as The Bank of New York Mellon), as Senior Note Trustee, and the resolutions adopted by the Company’s Board of Directors on September 19, 2023 (the “Resolutions”). A copy of the Officers’ Certificate was filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on September 22, 2023.

We have examined such documents, including the Registration Statement, the Pricing Supplement, the Officers’ Certificate, the Indenture and the Resolutions and duplicates of the global note representing the Notes, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents

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M&T Bank Corporation December 17, 2024 Page 2	Squire Patton Boggs (US) LLP

submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly authorized by all requisite corporate action and constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

The opinion set forth above regarding the enforceability of the Notes is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

Our opinion expressed above is limited to the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission on December 17, 2024 and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP